Exhibit 99.1

Angeion Corporation 350 Oak Grove Parkway St. Paul, MN 55127 USA Telephone: (651) 484-4874 Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

Angeion Announces CEO Departure and Names Interim CEO

SAINT PAUL, Minn. (April 12, 2011) — Angeion Corporation (NASDAQ: ANGN) today announced that Philip I. Smith has resigned as the Chief Executive Officer of Angeion Corporation (the "Company") following the mutual decision of Mr. Smith and the Company’s board of directors. Mr. Smith became President and CEO of the Company effective January 1, 2011 pursuant to a letter agreement that provided for at-will employment. Consistent with his decision, Mr. Smith has withdrawn his name for re-election as a director at the Company’s 2011 Annual Meeting of Shareholders to be held on May 26, 2011.

Mark W. Sheffert, Chairman of the Company, stated "Our board of directors, management and employees are grateful for Phil’s contributions to our Company, first as a director starting in 2007 and more recently as our Chief Executive Officer. We thank Phil for his service with the Company and extend our best wishes to him in connection with future endeavors that he may pursue.”

The Company also announced that it has named Gregg O. Lehman, Ph.D. as Interim Chief Executive Officer effective immediately. Lehman most recently served as President, Chief Executive Officer and a director of Health Fitness Corporation, a fitness center management company, from 2007 to 2010. He has held numerous senior-level executive and governance positions in the medical and education industries including CEO of Inspiris, Inc., a health care management company, CEO of Gordon Health Solutions, Inc., which provides lifestyle and disease management programs to employers and health plans, CEO of the National Business Coalition on Health (NBCH) in Washington, D.C. and as President of Taylor University in Indiana.

“Our board is considering options for filling the vacancy in our management team resulting from Mr. Smith’s resignation and will promptly make a decision about these matters that will be publicly announced as soon as practicable,” said Sheffert.

About Angeion Corporation
Founded in 1986, Angeion Corporation acquired Medical Graphics Corporation in December 1999. Medical Graphics develops, manufactures and markets non-invasive cardiorespiratory diagnostic systems that are sold under the MedGraphics (www.medgraphics.com) and New Leaf (www.newleaffitness.com) brand and trade names.  These cardiorespiratory diagnostic systems have a wide range of applications in healthcare as well as health and fitness. The Company’s products are sold internationally through distributors and in the United States through a direct sales force that targets heart and lung specialists located in hospitals, university-based medical centers, medical clinics and physicians’ offices, pharmaceutical companies, medical device manufacturers, clinical research organizations, health and fitness clubs, personal training studios, and other exercise facilities.  For more information about Angeion, visit www.angeion.com.

Forward Looking Statements

The discussion above contains forward-looking statements about Angeion’s future financial results and business prospects that by their nature involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “project,” “intend,” “plan,” “will,” “target,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Our actual results may differ materially depending on a variety of factors including: (1) national and worldwide economic and capital market conditions; (2) continuing cost-containment efforts in our hospital, clinics, and office market; (3) any changes in the patterns of medical reimbursement that may result from national healthcare reform; (4) our ability to successfully operate our business, including successfully converting our ongoing research and development expenditures into new and improved cardiorespiratory diagnostic products and services and selling these products and services under the MedGraphics and New Leaf brand names into existing and new markets; (5) our ability to complete our software development initiative and migrate our MedGraphics and New Leaf platforms to a next generation technology; (6) our ability to maintain our cost structure at a level that is appropriate to our near to mid-term revenue expectations and that will enable us to increase revenues and profitability as opportunities develop; (7) our ability to achieve constant margins for our products and consistent and predictable operating expenses in light of variable revenues from our clinical research customers; (8) our ability to expand our international revenue through our distribution partners and our Milan, Italy representative branch office; (9) our ability to successfully defend ourselves from product liability claims related to our cardiorespiratory diagnostic products and claims associated with our prior cardiac stimulation products; (10) our ability to defend our existing intellectual property and obtain protection for intellectual property we develop in the future; (11) our ability to develop and maintain an effective system of internal controls and procedures and disclosure controls and procedures; (12) our dependence on third-party vendors and (13) the ability of new members of our senior management to make a successful transition into their new roles and for all members of senior management to ultimately develop and implement a strategic plan. Additional information with respect to the risks and uncertainties faced by the Company may be found in, and the above discussion is qualified in its entirety by, the other risk factors that are described from time to time in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K for the year ended October 31, 2010.

Contact: Mark W. Sheffert, Chairman of the Board, (612) 436-2818

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